Exhibit 4.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR TRIKON TECHNOLOGIES, INC. (THE “COMPANY”) SHALL HAVE RECEIVED AN OPINION FROM COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.

TRIKON TECHNOLOGIES, INC.
REDEEMABLE WARRANT TO PURCHASE 52,500 SHARES OF COMMON STOCK

Warrant No.: 2003C-4

Date of Issuance: October 22, 2003

Trikon Technologies, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Oppenheimer & Co. Inc., the registered holder hereof or its permitted assigns, is entitled, subject to the terms and conditions of this Warrant to purchase from the Company, upon surrender of this Warrant (as defined below) at its principal office at Ringland Way, Newport, South Wales, NP18 2TA, United Kingdom (or such other location as the Company may advise the holder hereof in writing), at any time or times on or after the First Exercise Date (as defined below), but not after 5:00 p.m., Eastern Standard Time, on the Expiration Date (as defined below), 52,500 fully paid nonassessable shares of Common Stock (as defined below) of the Company at the Exercise Price per share provided in Section 1 of this Warrant, such Exercise Price and such number of shares of Common Stock to be delivered upon exercise of the Warrant being subject to adjustment as provided in Section 9 of this Warrant. This Warrant is redeemable by the Company in accordance with the terms and conditions set forth in Section 4 of this Warrant.

Section 1. Definitions. The following terms as used in this Warrant shall have the following meanings:

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York, New York, United States or the City of London, United Kingdom are required by law to remain closed.

“Cashless Exercise” has the meaning specified in Section 2(d) hereof.

“Common Stock” means (i) the common stock, par value $.001 per share, of the Company, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Exercise Delivery Documents” shall have the meaning specified in Section 2(a) hereof.

“Exercise Price” shall be equal to $6.50, subject to further adjustment as hereinafter provided.

“Expiration Date” means October 22, 2007 or, if such date does not fall on a Business Day, then the next Business Day.

“First Exercise Date” means April 22, 2003.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or association and a government or any department or agency thereof.

“Principal Market” means The Nasdaq National Market (“NASDAQ”) or if the Common Stock is not traded on NASDAQ then the principal securities exchange or trading market for the Common Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” shall mean (x) a day on which the Principal Market is open for business or (y) if the applicable security is not so listed on a Principal Market or admitted for trading or quotation, a Business Day.

“Trading Price” of a security on any date of determination means:

(1)	the closing sales price as reported by the Nasdaq Stock Market on such date;

(2)
if such security is not so reported, the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security (regular way) on the New York Stock Exchange on such date;

(3)
if such security is not listed for trading on the New York Stock Exchange on any such date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which such security is so listed;

(4)
if such security is not listed on a U.S. national or regional securities exchange, the last price quoted by Interactive Data Corporation for such security on such date or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by the Company;

(5)
if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security on such date from at least two dealers recognized as market-makers for such security selected by the Company for this purpose; or

(6)
if such security is not so quoted, the average of that last bid and ask prices for such security on such date from a dealer engaged in the trading of convertible securities selected by the Company for this purpose.

“Transfer Agent” has the meaning specified in Section 2(a) hereof.

“Warrant” means this Warrant and all warrants issued in exchange, transfer or replacement thereof.

“Warrant Date” has the meaning specified in Section 3 hereof.

“Warrant Shares” means all shares of Common Stock issuable upon exercise of this Warrant.

The definition of certain other terms are specified in Section 9 hereof.

Section 2. Exercise of Warrant.

(a)      Subject to the terms and conditions hereof this Warrant may be exercised by the holder hereof then registered as such on the books of the Company, in whole or in part, at any time on any Business Day on or after the opening of business on the First Exercise Date and prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date by: (i) delivery of a written notice, in the form of the subscription notice attached as Exhibit A hereto or a reasonable facsimile thereof (the “Exercise Notice”), to the Company and the Company’s designated transfer agent (the “Transfer Agent”), of such holder’s election to exercise all or a portion of this Warrant on a Cashless Exercise basis in accordance with Section 2(d) hereof, which notice shall specify the number of Warrant Shares to be received upon such Cashless Exercise: and (ii) the surrender of this Warrant to the Company (the items to be delivered pursuant to clauses (i) and (ii) above collectively are referred to herein as the “Exercise Delivery Documents”); provided, however, that if such Warrant Shares are to be issued in any name other than that of the registered holder of this Warrant, such issuance shall be deemed a transfer and the provisions of Section 8 of this Warrant shall be applicable. In the event of any exercise of the rights represented by this Warrant in compliance with this Section 2(a), the Company shall, within 5 Business Days after receipt of the Exercise Delivery Documents, issue and deliver to the address specified in the Exercise Notice, a certificate or certificates in such denominations as may be requested by the holder in the Exercise Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled upon such exercise. Upon delivery of the Exercise Delivery Documents, the holder of this Warrant shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares.

(b)      Unless the rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, within 5 Business Days after receipt of the Exercise Delivery

Documents, and at its own expense, issue a new Warrant identical in all respects to this Warrant exercised except it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.

(c)      Notwithstanding anything contained in this Warrant to the contrary, the Company shall not be required to issue fractions of shares of Common Stock upon exercise of this Warrant or to distribute certificates evidencing such fractional shares. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full shares of Common Stock shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of shares of Common Stock purchasable on exercise of all Warrants so presented. In lieu of any fractional shares, there shall be paid to the holder an amount of cash equal to the same fraction of the Current Market Value of a share of Common Stock. For purposes of Sections 2(c) and 2(d), the Current Market Value of a share of Common Stock shall be the average Trading Price of a share of Common Stock over three (3) consecutive Trading Days immediately prior to the date of such exercise.

(d)      The holder upon exercise of the Warrant will receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

X = Y x (A - B)

A

For purposes of the foregoing formula:

X =	the Net Number of shares of Common Stock to be issued to the holder.

Y =	the number of shares of Common Stock subject to this Warrant for which the Warrant is being exercised.

A =	the Current Market Value of one share of Common Stock on the date this Warrant is being exercised.

B =	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise, as adjusted.

Section 3.     Date; Duration. The issue date of this Warrant is October 22, 2003 (the “Warrant Date”). This Warrant, in all events, shall be wholly void and of no effect at 5:00 pm Eastern Standard Time on the Expiration Date.

Section 4.     Redemption. This Warrant may be redeemed at the option of the Company, at a redemption price of $0.10 per share of Common Stock issuable upon exercise of the Warrant (the “Redemption Price”), at any time after the first anniversary of the Closing Date, provided that the Trading Price for the Common Stock, as reported by the Principal Market, shall have equaled or exceeded 180% of the then current Exercise Price (a “Qualifying Price”) for any 20 Trading Days in any 30 Trading Day period (a “Qualifying Period”) ending within 5 Trading Days of the Notice of Redemption (as defined below), provided furthe that the average daily trading volume of the Common Stock during Qualifying Period is greater than 150,000 shares per day as reported by the Principal Market. In the event the Exercise Price is adjusted pursuant to Section 9 hereof, the Redemption Price shall be subject to adjustment by the same percentage change as the percentage change in the Exercise Price. Holders shall be given notice of redemption (“Notice of Redemption”) at least 30 days prior to the date fixed for redemption of the Warrant. Each Notice of Redemption shall state:

(i)	the redemption date;

(ii)	the date by which the redemption right must be exercised;

(iii)	the Redemption Price;

(iv)
a description of the procedure which a holder of the Warrant must follow to exercise a redemption right, and the place or places where such Warrants are to be surrendered for payment of the Redemption Price;

(v)	that on the redemption date the Redemption Price will become due and payable upon each such Warrant designated by the holder to be repurchased; and

(vi)	the place or places that the Warrant certificate shall be delivered.

No failure of the Company to give the foregoing notices or defect therein shall limit the Company’s right to exercise its redemption right or affect the validity of the proceedings for the redemption of Warrants. On and after the date fixed for redemption set forth in the Notice of Redemption, the holder of this Warrant shall have no rights with respect to the Warrants except, upon surrender of this Warrant, to receive the Redemption Price for each share of Common Stock issuable upon exercise of this Warrant.

Section 5. Taxes.

(a) The Company shall pay any and all documentary, stamp, transfer and other similar taxes that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

(b)      Notwithstanding any other provision of this Warrant, for income tax purposes, the holder or any assignee or transferee shall agree that the Company and the Transfer Agent shall be permitted to withhold from any amounts payable to such assignee or transferee any taxes required by law to be withheld from such amounts. Unless exempt from the obligation to do so, each assignee or transferee shall execute and deliver to the Company or the Transfer Agent, as applicable, a properly completed Form W-8 or W-9, indicating that such assignee or transferee is not subject to back-up withholding for United States federal income tax purposes. Each assignee or transferee that does not deliver such a form pursuant to the preceding sentence shall have the burden of proving to the Company’s reasonable satisfaction that it is exempt from such requirement.

(c) The issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the holder of this Warrant for any issue tax in respect thereof; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder hereof, and the Company shall not be required to issue or deliver such certificates or other securities unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 6.     Warrant Holder Not Deemed a Stockholder. Except as otherwise specifically provided herein, prior to the exercise of the Warrants represented hereby, the holder of this Warrant shall not be entitled, as such, to any rights of a stockholder of the Company, including, without limitation, the right to vote or to consent to any action of the stockholders of the Company, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of stockholders of the Company, and shall not be entitled to receive any notice of any proceedings of the Company. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on such holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

Section 7. Compliance with Securities Laws.

(a) The holder of this Warrant, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and the Warrant Shares issuable upon exercise of this Warrant for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the holder does not agree to hold this Warrant or any of the Warrant Shares for any minimum or other specific term and reserves the right to dispose of this Warrant and the Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. The holder of this Warrant further represents, by acceptance hereof, that, as of this date, such holder is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act and was not organized for the specific purpose of acquiring the Warrants or Warrant Shares.

(b) This Warrant and all the Warrant Shares issued upon exercise hereof or conversion thereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws or any securities exchange upon which such Warrant Shares may, at the time of such exercise, be listed) on the face thereof unless, in the case of the Warrant Shares, the two-year holding period of the Warrant submitted for exercise has expired:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD,

TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR TRIKON TECHNOLOGIES, INC. (THE “COMPANY”) SHALL HAVE RECEIVED AN OPINION FROM COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.

The legend set forth above shall be removed and the Company (in the case of Warrants) or the Transfer Agent (in the case of Warrant Shares) shall issue a new Warrant or Warrant(s) of like tenor and aggregate principal amount, or a certificate or certificates representing Warrant Shares, as appropriate, without such legends to the holder of the Warrant(s) or Warrant Shares upon which they are stamped, (i) if such Warrant Shares are registered for resale under the Securities Act and are transferred or sold pursuant to a registration, (ii) if, in connection with a sale transaction, such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale, assignment or transfer of the Warrant(s) or Warrant Shares may be made without registration under the Securities Act and that upon such public sale, assignment or transfer that the Warrants or Warrant Shares are no longer “restricted securities” under the meaning of Rule 144, or (iii) upon expiration of the two-year period under Rule 144(k) promulgated under the Securities Act (or any successor rule). In the event Rule 144(k) (or any successor rule) is amended to change the two-year period, the reference in the preceding sentence shall be deemed to be a reference to such changed period, provided that such change shall not become effective if it is otherwise prohibited by, or would otherwise cause a violation of, the then applicable federal securities laws. The Company shall not require such opinion of counsel for the sale of the Warrant(s) or Warrant Shares in accordance with Rule 144 of the Securities Act, provided the Seller provides such representations that the Company shall reasonably request confirming compliance with the requirements of Rule 144.

Section 8. Ownership and Transfer.

(a) The Company shall maintain at its principal executive offices or such other office or agency of the Company as it may designate by notice to the holder hereof (a “Designated Office”), a register for this Warrant (the “Warrant Register”), in which the Company shall record the name and address of the person in whose name this Warrant has been issued. Upon transfer of any Warrants in accordance with the provisions of clause (b) below, the Company shall record the name and address of such new holder(s) as well as the name and address of each transferee. The Company may treat the person in whose name any Warrant is registered on the Warrant Register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(b) This Warrant and all rights hereunder shall be assignable and transferable by the holder hereof to a Permitted Transferee upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the Company’s Designated Office. For the purposes of this

Warrant, a “Permitted Transferee” shall mean any person who (a) is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and (b) delivers to the Company his, her or its written agreement to accept and be bound by all of the terms and conditions contained in this Warrant.

Section 9. Adjustment of Exercise Price and Number of Shares Issuable Upon Exercise.

The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 9.

(a) In case the Company shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Exercise Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date of this Warrant fixed for such determination and (ii) the denominator shall be the sum of such number of shares and the total number of shares referred to in (i) above constituting such dividend or other distribution. Such reduction in the Exercise Price shall become effective immediately after the opening of business on the day following the Record Date. If any dividend or distribution of the type described in this Section 9(a) of this Warrant is declared but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price that otherwise then be in effect if such dividend or distribution had not been declared.

(b) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Exercise Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Exercise Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as applicable, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(c) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of the Company or evidences of its indebtedness or other property (including cash or assets or securities, but excluding (i) dividends or distributions to which Section 9(a) applies, (ii) any dividend or distribution paid exclusively in cash, or (iii) any consideration distributed in connection with reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section 10 of this Warrant applies (the foregoing hereinafter in this Section 9(c) called the “Distributed Assets”)), the Exercise Price shall be reduced so that the same shall be equal to the price determined by multiplying the Exercise Price in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction of which (i) the numerator shall be the Current Market Price (as defined in Section 9(d) of this Warrant) on such date less the fair market value (as determined in good faith by the Company’s Board of Directors, whose determination shall be conclusive and set forth in a board resolution) on such date of the portion of the Distributed Assets so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the Record Date (as defined in Section 9(d) of this Warrant)), and (ii) the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following the Record Date.

Such reduction in the Exercise Price shall become effective immediately prior to the opening of business on the day following the Record Date. However, in the event the then fair market value (as so determined) of the portion of the Distributed Assets so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder shall have the right to receive upon exercise of a Warrant (or any portion thereof) the amount of Distributed Assets such holder would have received had such holder converted such Warrant (or portion thereof) immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such dividend or distribution had not been declared.

If the Company’s Board of Directors determines the fair market value of any distribution for purposes of this Section 9(c) by reference to the actual or when issued trading market for any securities comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to Section 9(d) of this Warrant to the extent possible, unless a majority of the independent members of the Company’s Board of Directors determines in good faith that determining the fair market value during the Reference Period would not be in the best interest of the holders.

With respect to any rights that may be issued or distributed pursuant to any rights plan that the Company implements after the earliest date of issuance of this Warrant or any predecessor Warrant (a “Rights Plan”), upon exercise of this Warrant into Common Stock, to the extent such Rights Plan is in effect upon such exercise, the holder of this Warrant will receive, in addition to the Common Stock, the rights described therein (whether or not the rights have separated from the Common Stock prior to the time of exercise), subject to the limitations set forth in any such Rights Plan. In the event the holder receives such rights, there will be no adjustment to the Exercise Price or the number of shares issuable upon exercise of the Warrants pursuant to this Section 9(c). In the event the holder does not receive such rights upon exercise of the Warrants for any reason, then an adjustment shall be made to the Exercise Price to the extent provided for in the other provisions of this Section 9(c).

For purposes of this Section 9(c) and Section 9(a) of this Warrant, any dividend or distribution to which this Section 9(c) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock to which Section 9(a) of this Warrant apply (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Exercise Price reduction required by Section 9(a) of this Warrant with respect to such dividend or distribution shall then be made, except (A) the Record Date of such dividend or distribution shall be substituted as “the date fixed for the determination of shareholders entitled to receive such dividend or other distribution,” “Record Date fixed for such determination” and “Record Date” within the meaning of Section 9(a) of this Warrant, and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of Section 9(a) of this Warrant and any reduction or increase in the number of shares of Common Stock resulting from such subdivision or combination shall be disregarded in connection with such dividend or distribution.

(d) For purposes of this Section 9, the following terms shall have the meaning indicated:

(1) “Current Market Price” shall mean the average of the daily Trading Prices per share of Common Stock for the 10 consecutive Trading Days immediately prior to the date in question; provided, however, that (1) if the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Exercise Price pursuant to Section 9(a), (b) or (c) of this Warrant occurs during such 10 consecutive Trading Days, the Trading Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Trading Price by the same fraction by which the Exercise Price is so required to be adjusted as a result of such other event, (2) if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Exercise Price pursuant to Section 9(a), (b) or (c) of this Warrant occurs on or after the “ex” date for the issuance or distribution requiring such computation and prior to the day in question, the Trading Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Trading Price by the reciprocal of the fraction by which the Exercise Price is so required to be adjusted as a result of such other event, and (3) if the “ex” date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (1) or (2) of this proviso, the Trading Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined in good faith by the Company’s Board of Directors in a manner consistent with any determination of such value for purposes of Section 9(c) of this Warrant, whose determination shall be conclusive) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such “ex” date.

(2) “fair market value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s length transaction.

(3) “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(e) The Company may make such reductions in the Exercise Price, in addition to those required by Sections 9(a) or (b) of this Warrant, as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common

Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

(f) No adjustment in the Exercise Price shall be required under this Section 9 unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price; provided, however, that any adjustments which by reason of this Section 9(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 9 shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. No adjustment need be made for a change in the no par value of the Common Stock.

(g) Notice to Holders of Warrants Prior to Certain Actions. In case:

(1) the Company shall declare a dividend (or any other distribution) on its Common Stock that would require an adjustment in the Exercise Price pursuant to this Section 9;

(2) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock, a change in par value, a change from par value to no par value or a change from no par value to par value), or any merger, consolidation, statutory share exchange or combination to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale, transfer or conveyance of all or substantially all of the assets of the Company; or

(3) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

the Company shall cause to be provided to the holder of this Warrant at such address appearing in the Warrant Register at least ten (10) days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, merger, consolidation, statutory share exchange, combination, sale, transfer, conveyance, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, merger, consolidation, statutory share exchange, combination, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of the proceedings or actions described in clauses (1) through (4) of this Section 9(f). In addition, whenever the Exercise Price is adjusted as provided in this Section 9, the Company shall prepare a notice of such adjustment of the Exercise Price setting forth the adjusted Exercise Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Exercise Price to the holder of each Warrant at his last address in the Warrant Register within twenty (20) days of the effective date of such adjustment. Failure to deliver such notice nor any defect therein shall not effect the legality or validity of any such adjustment.

(h) In any case in which this Section 9 provides that an adjustment shall become effective immediately after a Record Date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such Record Date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 2(c) of this Warrant.

(i) Upon each adjustment of the Exercise Price pursuant to this Section 9, each Warrant shall thereupon evidence the right to purchase that number of Warrant Shares (calculated to the nearest hundredth of a share) obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment upon exercise of the Warrant by the Exercise Price in effect immediately prior to such adjustment and dividing the product so obtained by the Exercise Price in effect immediately after such adjustment. The adjustment pursuant to this Section 9(i) to the number of Warrant Shares purchasable upon exercise of a Warrant shall be made each time an adjustment of the Exercise Price is made pursuant to this Section 9 (or would be made but for Section 9 of this Warrant).

Section 10.     Effect of Reclassification, Consolidation, Merger or Sale. If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), as a result of which holders of Common Stock shall be entitled to receive capital stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, (ii) any consolidation, merger, statutory share exchange or combination of the Company with another Person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock (other than as a result of a change in name, a change in par value or a change in the jurisdiction of incorporation), (iii) any sale or conveyance of the properties and assets of the Company as, or substantially as, an entirety to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Company or the successor or purchasing person, as the case may be, shall issue a replacement Warrant providing that such Warrant shall be exercisable for the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, statutory share exchange, sale or conveyance by a holder of a number of shares of Common Stock issuable upon exercise of such Warrants (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available for issuance upon exercise of all such Warrants) immediately prior to such reclassification, change, consolidation, merger, combination, statutory share exchange, sale or conveyance assuming such holder of Common Stock did not exercise his rights of election, if any, that holders of Common Stock who were entitled to vote or consent to such transaction had as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, combination, statutory share exchange, sale or conveyance (provided that, if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, combination, statutory share exchange, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this Section 10 the kind and amount of securities, cash or other property receivable upon such consolidation, merger, combination, statutory share exchange, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such replacement Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 9 of this Warrant. If, in the case of any such reclassification, change, consolidation, merger, combination, statutory share exchange, sale or conveyance, the stock or other securities and assets receivable thereupon by a holder of shares of Common Stock shall include shares of stock or other securities and assets of a corporation other than the successor or purchasing person, as the case may be, in such reclassification, change, consolidate, merger, combination, statutory share exchange, sale or conveyance, then such replacement Warrant shall also be executed by such other person and shall contain such additional provisions to protect the interests of the holder of the Warrants as the Company’s Board of Directors shall reasonably consider necessary by reason of the foregoing. The Exercise Price for the stock and other securities, property and assets (including cash) so receivable upon such event shall be an amount equal to the Exercise Price immediately prior to such event.

The Company shall mail such replacement Warrant to each holder of Warrants, at such holder’s address appearing in the Warrant Register within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such replacement Warrant.

The above provisions of this Section 10 shall similarly apply to successive or series of related reclassifications, changes, consolidations, mergers, statutory shares exchanges, combinations, sales and conveyances.

If this Section 10 applies to any event or occurrence, Section 9 of this Warrant shall not apply, provided that such other provisions shall continue to apply to all other issuances.

Section 11.     Lost, Stolen, Mutilated or Destroyed Warrants. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking or other form of security reasonably acceptable to the Company (or in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Section 12.     Notice. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, and (iv) if delivered by facsimile, upon electric confirmation of receipt, and shall be delivered as addressed as follows:

If to the Company:
Trikon Technologies, Inc. Ringland Way Newport, South Wales NP18 2TA United Kingdom Attn: Mr. William J. Chappell Tel: 011-44-1633-414-000 Fax: 011-44-1644-414-040

with a copy to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Attn: Steven V. Bernard Tel: (650) 493-9300 Fax: (650) 493-6811

If to the Transfer Agent:
American Stock Transfer & Trust Company 6201 15th Avenue, 3rd Floor Brooklyn, NY 11219 Telephone: (212) 936-5100 Facsimile: (718) 921-8331 Attention: Paula Caroppoli

If to a holder of this Warrant, to it at the address and facsimile number set forth below or at such other address and facsimile as shall be delivered to the Company upon the issuance or transfer of this Warrant.

Oppenhei- mer & Co. Inc. 125 Broad Street, 16th Floor New York, NY 10004 Attention: Henry P. Williams Telephone: (212) 668-8124 Facsimile: (212) 425-2028

with a copy to:
Brown Raysman Millstein Felder & Steiner LLP 900 Third Avenue New York, NY 10022 Attention: Sarah Hewitt Telephone: (212) 895-2190 Facsimile: (212) 895-2900

Section 13.     Amendments. This Warrant and any term hereof may be amended, changed, waived, discharged, or terminated only by an instrument in writing signed by the Company and holders of a majority of Warrant Shares represented by this Warrant. Such amendment, change, waiver, discharge or termination shall be binding on the Company and all of the Warrant holder’s assignees and transferees. No waivers of any term, condition or provision of this Warrant in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

Section 14.     Obligations Binding on Successors. This Warrant will be binding upon any entity succeeding to the Company in one or a series of transactions by merger, consolidation or acquisition of all or substantially all of the Company’s assets or other similar transactions.

Section 15.     Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 16.     Descriptive Headings. The headings of this Warrant are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of day and year first above written.

“COMPANY”
TRIKON TECHNOLOGIES, INC.

By:   /s/ William J. Chappell

          William J. Chappell
          Chief Financial Officer

- S-1

EXHIBIT A TO WARRANT
FORM OF EXERCISE NOTICE

The undersigned holder hereby exercises the right to purchase shares of Common Stock (“Warrant Shares”) of Trikon Technologies, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

     The undersigned holder hereby represents and warrants to the Company as follows:

(a) The undersigned holder is making a “Cashless Exercise” with respect to Warrant Shares underlying the Warrant (to the extent permitted by the terms of the Warrant); and

(b) The undersigned holder has sold or will sell the shares of common stock issuable pursuant to this Notice pursuant to a registration statement or an exemption from registration under the Securities Act.

Date:

Name of Registered Holder	Tax ID of Registered Holder (if applicable)

By:

Its:

A-1

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs American Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock issuable upon exercise of the Warrant to the designated holder.

TRIKON TECHNOLOGIES, INC.

By:

Its:

A-2

EXHIBIT B TO WARRANT

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned does hereby assign and transfer to __________________, Federal Identification No. ______________, a warrant to purchase _______________ shares of the common stock of TRIKON TECHNOLOGIES, INC., a Delaware corporation, represented by warrant certificate no. _________, standing in the name of the undersigned on the books of said corporation. The undersigned does hereby irrevocably constitute and appoint _______________, attorney to transfer the warrants of said corporation, with full power of substitution in the premises.

Dated: __________________, 200__

By:

Its: